Exhibit 99.4

COSTAR MIDSTREAM, LLC

Exhibit 99.4

COSTAR MIDSTREAM, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$9,609	$6,829
Restricted cash	414	22,325
Accounts receivable	11,497	15,131
Commodity derivatives	37	144
Prepaid expenses and other current assets	323	199
Assets of discontinued operations held for sale	604	712
Total current assets	22,484	45,340
Property and equipment, net	201,892	163,642
Commodity derivatives	61	—
Deposits and other assets	68	8
Processing contracts, net of accumulated amortization of $100 and $65, respectively	187	220
Deferred loan fees, net of accumulated amortization of $716 and $552, respectively	387	551
Note receivable from managing member	3,564	3,461
Total assets	$228,643	$213,222

LIABILITIES AND MEMBERS' CAPITAL:
Current liabilities
Accounts payable and accrued liabilities	$18,785	$12,701
Financial instrument derivatives	108	196
Commodity derivatives	126	531
Liabilities of discontinued operations held for sale	128	117
Current portion of long-term debt	10,000	10,000
Total current liabilities	29,147	23,545
Long-term liabilities
Revolving line of credit	11,000	—
Term loan	37,500	45,000
Contingent consideration payable	9,174	4,547
Financial derivatives	—	30
Commodity derivatives	12	356
Deferred income taxes	269	285
Total liabilities	87,102	73,763
Commitments and contingencies, Note 3, 4 and 7

Members' capital	141,541	139,459
Total liabilities and members' capital	$228,643	$213,222

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Exhibit 99.4

 COSTAR MIDSTREAM, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Nine Months ended September 30,
	2014	2013
	(unaudited)

Operating revenue	$123,018	$120,256

Operating costs and expenses:
Cost of revenues	87,430	83,553
Operating expenses	10,451	9,455
Administrative expenses	2,457	1,968
Depreciation and amortization expense	15,043	14,017
Total operating expenses	115,381	108,993

Income from operations	7,637	11,263

Other income (expense):
Interest expense	(1,389)	(1,413)
Acquisition expenses	—	(17)
Unrealized commodity derivative gain (loss)	704	(2,008)
Realized gain (loss) on commodity derivatives	(245)	2,719
Unrealized loss on contingent consideration	(4,627)	(145)
Gain on sale of assets	21	13
Interest income from managing member	103	—
Total other income (expense)	(5,433)	(851)
Income from continuing operations before taxes	2,204	10,412

State income taxes, current	15	2
State income taxes, deferred	16	173

Income from continuing operations	2,173	10,237
Gain (loss) from discontinued operations	(91)	54
Net income	$2,082	$10,291

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Exhibit 99.4

COSTAR MIDSTREAM, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
(in thousands)

Members' Capital
Balance, December 31, 2012	$105,798
Contributions	23,000
Net income	10,661
Balance, December 31, 2013	139,459
Net income	2,082
Balance, September 30, 2014 (unaudited)	$141,541

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Exhibit 99.4

COSTAR MIDSTREAM, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine months ended September 30,
	2014	2013
	(unaudited)
Cash flows from operating activities
Net income	$2,082	$10,291
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	15,043	14,017
Amortization of deferred loan costs and contingent consideration	164	186
Unrealized loss on contingent consideration	4,627	145
Interest income from managing member	(103)	—
Gain on sale of asset	(21)	(13)
Deferred income taxes	(16)	108
Changes in fair value of derivatives	(821)	1,845
Changes in assets and liabilities:
Accounts receivable	3,634	3,411
Prepaid and other current assets	(184)	(304)
Accounts payable and other current liabilities	6,084	(1,345)
Net cash provided by operating activities-continuing operations	30,489	28,341
Net cash provided by operating activities-discontinued operations	33	480
Net cash provided by operating activities	30,522	28,821
Cash flows from investing activities:
Proceeds from sale of assets	32	21
Change in restricted cash for construction of midstream assets	21,997	—
Additions to property and equipment	(53,271)	(7,506)
Net cash flows used in investing activities	(31,242)	(7,485)
Cash flows from financing activities:
Borrowing under credit facility	11,000	—
Payments of amounts outstanding under credit facility	(7,500)	(12,500)
Net cash flows provided by (used in) financing activities	3,500	(12,500)
Net change in cash and cash equivalents	2,780	8,836
Cash and cash equivalents at beginning of period	6,829	2,041
Cash and cash equivalents at end of period	$9,609	$10,877

Supplemental cash flow disclosures
Cash paid for interest	$1,232	$1,429
Cash paid for taxes	$60	$188

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Exhibit 99.4

COSTAR MIDSTREAM, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

Costar Midstream LLC (the “Company”), a Texas limited liability company, was established on March 25, 2011 as a midstream natural gas business. Operations through December 31, 2011 consisted of the leasing of certain processing assets. The Company’s operations are established under the wholly owned subsidiaries Costar GS GP, LLC, Costar GS LP, LLC, Costar Bakken LLC. Costar Mesquite LLC, Costar East Texas Rail LLC and Costar Permian LLC, and the majority (75%) owned TranStar Gas Processing LLC (“TranStar”). On December 31, 2012, the Company committed to a plan to dispose of TranStar, and all operations of TranStar are therefore reclassified to discontinued operations at September 30, 2014 and 2013.

On January 4, 2012, Costar GS GP LLC and Costar GS LP LLC purchased all of the issued and outstanding general and limited partnership interests of Gas Solutions II Ltd, a Texas limited partnership. Gas Solutions II Ltd operates over 600 miles of gathering pipe and three cryogenic gas processing plants in East Texas. The partnership is owned by Costar GS GP, LLC (1% interest - general partner) and Costar GS LP, LLC (99% interest- limited partner).

On March 11, 2013, the Company established Costar Bakken LLC, a Texas limited liability company and wholly owned subsidiary, in order to construct and operate midstream oil assets in the Bakken. On August 19, 2013, the Company established Costar Permian LLC, a Texas limited liability company and wholly owned subsidiary, in order to construct and operate midstream natural gas assets in the Permian Basin. On August 15, 2014, the Company established Costar East Texas Rail LLC, in order to construct and operate a rail terminal in East Texas. Also on August 15, 2014, the Company established Costar Mesquite LLC.

The Company is organized as a limited liability company among Costar Midstream Energy, LLC, a Texas limited liability company, as managing member and Energy Spectrum Partners VI LP, a Delaware limited partnership, (“VI LP”).

2.	Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly owned and majority-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Reclassifications
The Company has committed to a plan to dispose of TranStar. As of January 1, 2012, all of the operations, as well as the resulting loss recognized from the exit activity, are reported as discontinued operations in the consolidated financial statements. See Note 4. Certain prior year amounts have been reclassified to conform with current year presentation.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted Cash
Cash held by TranStar is considered restricted pending the units’ disposition. Cash held by TranStar as of September 30, 2014 and December 31, 2013 was $414 and $500, respectively. Cash held by Costar Permian LLC exclusively for the construction of midstream natural gas assets in the Permian Basin of $21,825 at December 31, 2013 is considered restricted.

Accounts Receivable
Receivables consist of amounts due from the sale of natural gas liquid products and dry gas sales and the amounts billed for management and processing fees pursuant to operating agreements with various customers. Management periodically reviews accounts receivable amounts for collectability and records an allowance for uncollectible receivables under specific identification method. The Company recorded no allowance for uncollectible receivables at September 30, 2014 or December 31, 2013.

Fair Value of Financial Instruments

Exhibit 99.4

Financial instruments consist of cash, trade receivables, trade payables, and accrued liabilities. The carrying value of cash and cash equivalents, trade receivables, trade payables and accrued liabilities are considered to be representative of their fair market value, due to the short maturity of these instruments.

Processing Equipment
Processing equipment is recorded at cost less accumulated depreciation. Depreciation expense is provided using the straight-line method, which, in the opinion of management, is adequate to allocate the costs of these assets over the estimated useful lives as follows:

Processing plant	10 years
Pipeline and related equipment	10 years
Buildings	25 years
Office equipment and vehicles	3 to 10 years

Processing equipment consists of the following:

	September 30, 2014	December 31, 2013
Processing plant	$56,053	$55,542
Pipeline and related equipment	141,710	138,924
Buildings	1,881	1,702
Construction in progress	50,793	2,455
Land	1,402	341
Office equipment and vehicles	1,493	1,119
Total processing equipment	$253,332	$200,083

Expenditures for maintenance and repairs are expensed as incurred. Costs of major replacements and betterments are capitalized. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from appropriate accounts and any gain or loss is included in income. Depreciation expense of $15,043 and $14,017 was recognized on other property and processing equipment for the nine months ended September 30, 2014 and 2013, respectively.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired. Based upon this evaluation, the Company recorded no impairment for the nine months ended September 30, 2014 and 2013, respectively.

Note Receivable - Managing Member
On October 30, 2013, the Company entered into a $3,437 promissory note receivable with its managing member. Interest accrues at an annual rate of 4%. The note is due and payable in full upon the date that the Company makes any distribution to the holders of any equity interest. Interest income from the managing member was $103 for the nine months ended September 30, 2014.

Deferred Financing Costs
The Company incurred debt issuance costs in the course of obtaining financing under a credit facility. These costs are recorded on the balance sheet and amortized over the term of the debt using the straight-line method, which approximates the effective yield method. Amortization expense of $164 and $186 was recorded for the nine months ended September 30, 2014 and 2013, respectively, on deferred financing costs using the effective yield method and are included in interest expense.

Revenue
The Company generates revenue from gas gathering/compression, NGL processing, transportation, fractionation services, and trucked condensate stabilization. NGL products are sold at Mt. Belvieu, TX pricing and condensate is sold at OPIS pricing. Compression, transportation and fractionation services are contract based fees. Related cost of sales are either a percentage of proceeds, wellhead purchase, or redelivered equivalent wellhead volumes. All products are metered and revenues are recognized on a monthly basis for product delivered.

Derivative Activity

Exhibit 99.4

The Company entered into certain commodity and financial derivative contracts to reduce their exposure to fluctuations in natural gas liquids prices and future interest rate increases. Derivative instruments are not designated as cash flow hedges for accounting purposes. Unrealized gains and losses, at fair value, are included on the balance sheet as current or non-current assets or liabilities based on the anticipated timing of cash settlements under the related contracts. Changes in the fair values of commodity derivative instruments and cash flows resulting from the settlement of instruments are included in other income (expense) in the statement of operations. Changes in the fair value of the financial derivative instrument and cash flows resulting from the settlement of that instrument are included in interest expense in the statement of operations. See Note 5.

Processing Contracts
Acquired processing equipment contracts are amortized using the effective interest method over the estimated remaining lives of the contracts of approximately 7 years. Amortization expense of $33 and $46 was recognized on processing contracts costs using the straight-line method amortization on these processing contracts for the nine months ended September 30, 2014 and 2013, respectively.

Income Taxes
The Company is not subject to federal income taxation because the effects of its activities accrue to the members. Accordingly, no provision for federal income taxes is included in the accompanying financial statements. The Company remains liable for state income taxes. The Company accounts for state income taxes in accordance with the asset and liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences, at enacted statutory rates, between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Income tax expense or benefit represents the current tax payable or refundable for the period, plus or minus the tax effect of the net change in the deferred tax assets and liabilities. The Company has reflected in the accompanying financial statements their liability for state income taxes due and payable by the Company. The primary difference resulting in a deferred tax liability reflected in the financial statements is the result of differences between book and tax depreciation.

The Company is subject to certain provisions related to uncertain tax positions. The Company has reviewed their pass-through status and determined no uncertain tax positions exist. The Company’s income tax returns for the years 2013, 2012 and 2011 remain open for examination by the respective federal and state authorities.

Risks and Uncertainties
The Company maintains their cash balances primarily in one financial institution. The balances are partially insured by the Federal Deposit Insurance Corporation (“FDIC”). At September 30, 2014, the Company had uninsured cash balances which exceeded FDIC insured limits.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3.	Contingent Consideration

In January 2012, the Company purchased all of the issued and outstanding general and limited partnership interests of Gas Solutions II Ltd, a Texas limited partnership, for $172,526 cash plus a contingent payment whose estimated fair value was determined to be $4,164 and is capped at $28,000. As of December 31, 2013, the contingent payment was based upon 20% of cash flow after a return of 200% initial investment adjusted for debt principal and interest payments, and income taxes. As of September 30, 2014, the Company estimated the fair value based upon the Company's sales price (see Note 9). Unrealized loss on this contingent consideration was $4,627 and $145 for the nine months ended September 30, 2014 and 2013, respectively.

4.	Discontinued Operations

On December 31, 2012, the Company committed to a plan to dispose of TranStar. The assets and liabilities related to TranStar are reported as assets and liabilities held for sale in the consolidated balance sheet at September 30, 2014 and December 31, 2013, and TranStar operations are classified as discontinued operations.

Discontinued operations on the consolidated statement of operations for the nine months ended September 30, 2014 and 2013 are as follows:

Exhibit 99.4

	2014	2013
Revenue	$113	$238
Operating and administrative expenses	98	179
Depreciation and amortization	106	5
Net income (loss) from discontinued operations	$(91)	$54

The impairment of assets held for sale resulted from the adjustment of assets and liabilities held for sale to estimated fair value. The Company estimated fair value based on market quotes and third-party valuation indicators.

As of September 30, 2014 and December 31, 2013, assets and liabilities as held for sale on the consolidated balance sheet consisted the following:

	September 30, 2014	December 31, 2013
Assets held for sale:
Accounts receivable	—	—
Prepaid expenses	2	3
Processing equipment, net	602	709
Total assets held for sale	$604	$712

Liabilities held for sale:
Accrued expenses	$128	$9
Security deposits	—	108
Total liabilities held for sale	$128	$117

5.	DERIVATIVES

Derivatives consist of commodity derivatives and an interest rate swap arrangement. The Company entered into certain commodity and financial derivative contracts to reduce its exposure to fluctuations in natural gas liquids prices and future interest rates. These derivative instruments are not designated as cash flow hedges.

Commodity Derivatives
The following is a summary of the Company’s natural gas liquids commodity derivatives at September 30, 2014. Natural gas liquids volumes are measured in gallons (“gals”):

Production Period	Type	Product	Product Volumes	Weighted Average Price	Fair Market Value	Commodity Derivative Classification
Oct 2014 - Sept 2015	Collar	Propane	5,159,000	$0.75 - $1.19	$(102)	Short-term liability
Oct 2015 - Mar 2016	Collar	Propane	1,312,000	$0.80 - $1.29	(12)	Long-term liability
Nov 2015 - Apr 2016	Collar	Propane	1,670,000	$0.85 - $1.32	3	Long-term asset
Oct 2014 - Sept 2015	Collar	IButane	1,230,000	$1.03 - $1.60	14	Short-term asset
Oct 2015 - Sept 2016	Collar	IButane	657,000	$0.99 - $1.55	5	Long-term asset
Oct 2014 - Sept 2015	Collar	NButane	2,421,000	$0.99 - $1.55	23	Short-term asset
Oct 2015 - Sept 2016	Collar	IButane	1,417,000	$0.97 - $1.52	13	Long-term asset
Oct 2014 - Sept 2015	Collar	Nat Gas	5,065,000	$1.47 - $2.29	(24)	Short-term liability
Oct 2015 - Sept 2016	Collar	Nat Gas	3,044,000	$1.50 - $2.34	40	Long-term asset

The following is a summary of the Company’s natural gas liquids commodity derivatives at December 31, 2013. Natural gas liquids volumes are measured in gallons (“gals”):

Exhibit 99.4

Production Period	Type	Product	Product Volumes	Weighted Average Price	Fair Market Value	Commodity Derivative Classification
Jan - May 2014	Collar	Ethane	1,528,000	$0.29 - $0.46	$41	Short-term asset
Jan - Dec 2014	Collar	Propane	4,810,000	$0.73 - $1.13	(366)	Short-term liability
Jan - Jul 2015	Collar	Propane	2,970,000	$0.74 - $1.17	(178)	Long-term liability
Jan - Nov 2014	Collar	NButane	2,040,000	$1.15 - $1.76	59	Short-term asset
Dec - Dec 2014	Collar	NButane	212,000	$0.98 - $1.54	(9)	Short-term liability
Jan - Jul 2015	Collar	NButane	1,373,000	$0.97 - $1.51	(62)	Long-term liability
Jan - Nov 2014	Collar	IButane	1,166,000	$1.22 - $1.88	44	Short-term asset
Dec - Dec 2014	Collar	IButane	118,000	$1.02 - $1.58	(5)	Short-term liability
Jan - Jul 2015	Collar	IButane	682,000	$1.00 - $1.55	(24)	Long-term liability
Jan - Dec 2014	Collar	Natural Gas	4,625,000	$1.53 - $2.30	(151)	Short-term liability
Jan - Jul 2015	Collar	Natural Gas	2,904,000	$1.48 - $2.31	(92)	Long-term liability

Changes in the fair values of the Company’s commodity contracts are recorded in earnings as they occur and included in other income (expense). Realized gains and losses are also included in other income (expense). For the nine months ended September 30, 2014, the Company recognized an unrealized gain of $704 and a realized loss of $245 on commodity derivative instruments. For the nine months ended September 30, 2013, the Company recognized an unrealized loss of $2,008 and a realized gain of $2,719 on commodity derivative instruments.

Interest Rate Swap Agreement
On February 14, 2012, the Company entered into a three-year LIBOR interest rate basis swap contract. Under the terms of the transaction, the Company will pay, in one-month intervals, a fixed rate of 1.23% and the counterparty will pay the prevailing one-month LIBOR rate. The notional value amortizes on a monthly basis until expiration on April 1, 2015. As of September 30, 2014, the notional value was $40,375.

Unrealized gains and losses, at fair value, are included on the Company’s balance sheet as current or noncurrent assets and liabilities based on the anticipated timing of settlements under the related contracts. As of September 30, 2014, the Company had recorded a current liability of $108. As of December 31, 2013, the Company had recorded a current liability of $196 and non-current liability of $30.

Changes in the fair value of the Company’s financial derivative contracts are recorded in earnings as they occur and are included in interest expense. Realized gains and losses are also included in interest expense. For the nine months ended September 30, 2014, the Company recognized an unrealized gain of $117 and a realized loss of $175 on financial derivative instruments. For the nine months ended September 30, 2013, the Company recognized an unrealized gain of $163 and a realized losses of $194, respectively, on financial derivative instruments.

Fair Value
Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements and attempt to use the best available information. Accounting standards establish a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement). The three levels of fair value hierarchy are as follows:

Level 1: Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. At September 30, 2014 and December 31, 2013, the Company had no Level 1 measurements.
Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Where observable inputs are available, directly or indirectly, for substantially the full term of the asset or liability, the instrument is categorized in Level 2. At

Exhibit 99.4

September 30, 2014 and December 31, 2013, the Company’s commodity and financial derivatives were measured using Level 2 measurements.
Level 3: Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. As of September 30, 2014 and December 31, 2013, the contingent liability described at Note 3 estimated fair value was measured using level 3 measurements. The only change during the nine months ended September 30, 2014 was $4,627, resulting from the change in fair value.

6.	Credit Facility

The Company financed the Gas Solutions acquisition utilizing a $70,000 term debt with a seven-year payment amortization maturing on November 30, 2016, and a $35,000 revolving line of credit maturing on January 4, 2017. As of September 30, 2014, there is an outstanding balance of $11,000 on the revolving line of credit. The interest rate offers a Eurodollar or prime rate component plus an applicable margin grid based upon various leverage ratios and includes a commitment fee. The debt is collateralized by a security interest to all property of the Company, whether now or hereafter existing, owned, arising, or acquired. The effective interest rate as of September 30, 2014 was 2.24% on the term debt and 3.88% on the revolving line of credit.

Subject to the terms and conditions of the credit facility, the Company may require issue of letters of credit in an aggregate amount of $10,000. A $25 letter of credit has been drawn as of September 30, 2014.

Under the terms of the credit facility, the Company must maintain certain financial ratios including a ratio of debt to EBITDA of no more than 4.0 to 1.0 and an EBITDA to fixed charges ratio of no less than 1.25 to 1.0. At September 30, 2014, the Company was in compliance with these debt covenants.

Future scheduled maturities of debt existing at September 30, 2014 are as follows:

2015	10,000
2016	48,500
$58,500

On October 22, 2013, Costar Permian LLC entered into a Security Agreement which issued a $3,450 and a $3,000 standby letter of credit in relation to the construction of certain midstream natural gas assets in the Permian Basin.

7.	Commitments and Contingencies

On October 2, 2013, the Company entered into a Gas Processing and Gathering Agreement with an independent oil and natural gas producer. This contract specifies that Costar Permian LLC must commence to take delivery and process certain minimum amounts of product by July 1, 2014. This contract required the construction of certain midstream assets and contained a liquidated damages penalty if Costar does not meet this obligation. Prior to meeting the obligation in September 2014, the Company incurred $926 in penalties for the nine months ended September 30, 2014, which is included in cost of revenues.

On June 12, 2014, the Company entered into a Gas Processing and Gathering Agreement with an independent oil and natural gas producer. This contract requires the construction of certain midstream assets before December 12, 2016 and contains a maximum liquidated damages penalty of $1,512 if the Company does not meet this obligation.

8.	Concentration of Credit Risk

During the nine months ended September 30, 2014, the Company derived 85% of its revenues from six customers. The major customers had accounts receivable balances totaling $7,285 at September 30, 2014. During the nine months ended September 30, 2013, the Company derived 90% of its revenues from six customers.

9.	Subsequent Events

Subsequent events were assessed through December 23, 2014, the date this report was available for issuance.

Exhibit 99.4

On October 13, 2014, the Company was  acquired by American Midstream, LLC for a total purchase price of $471.5 million. The total purchase price consisted of 6.9 million American Midstream common units valued at $199.9 million in the purchase and sale agreement, and $271.6 million of cash.